     As filed with the Securities and Exchange Commission on April 7, 1999

                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

  [_] Preliminary Proxy Statement

  [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

  [X] Definitive Proxy Statement

  [_] Definitive Additional Materials

  [_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           CHATEAU COMMUNITIES, INC.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

  [X] No fee required.

  [_] Fee paid previously with preliminary materials.

                           CHATEAU COMMUNITIES, INC.
                            6160 South Syracuse Way
                           Englewood, Colorado 80111

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON May 20, 1999

To the Stockholders of Chateau Communities, Inc.:

  The Annual Meeting of the Stockholders of Chateau Communities, Inc., a Maryland corporation (the "Company"), will be held at the Company's headquarters, 6160 South Syracuse Way, Englewood, Colorado 80111 on May 20, 1999, at 9:00 a.m., Mountain Daylight Time, for the following purposes:

    1. To elect three Class III directors to serve for a term of three years, expiring at the 2002 Annual Meeting of Stockholders or until their respective successors shall be elected and shall qualify;

    2. To approve the Company's 1999 Equity Compensation Plan; and

    3. To transact such other and further business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on March 22, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournments thereof.

  We hope all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, we urge you to complete, date and sign the enclosed proxy and return it promptly in the enclosed postage-prepaid envelope provided for that purpose. By returning your proxy promptly you can help the Company avoid the expense of further proxy solicitations. Prior to being voted, the proxy may be withdrawn in the manner specified in the proxy statement.

                                          By Order of the Board of Directors,

                                          John A. Boll,
                                          Chairman

April 8, 1999

                           CHATEAU COMMUNITIES, INC.

                            6160 South Syracuse Way
                           Englewood, Colorado 80111

                                PROXY STATEMENT

                                      For

                        ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 20, 1999

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Chateau Communities, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Company's headquarters, 6160 South Syracuse Way, Englewood, Colorado 80111 on May 20, 1999 at 9:00 a.m. Mountain Daylight Time, or at any adjournments thereof, for the purposes set forth in the attached Notice of Meeting.

  This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 8, 1999.

  When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares will be voted FOR the election of the listed nominees for the Board, FOR the approval of the 1999 Equity Compensation Plan and in accordance with the best judgment of the proxy holders with respect to any other matter which may properly come before the Annual Meeting. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time before it is voted either by written notice received by the Company (Attention: Tamara D. Fischer, Secretary) at its address stated herein or at the Annual Meeting.

  Only stockholders of record at the close of business on March 22, 1999 (the "Record Date") will be entitled to notice of or to vote at the meeting. As of the Record Date, there were 27,978,342 shares of common stock, $0.01 par value ("Common Stock"), outstanding and entitled to vote. Each outstanding share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. Presence in person or by proxy of holders of a majority of outstanding shares of Company Common Stock will constitute a quorum at the Annual Meeting.

                       PROPOSAL I--ELECTION OF DIRECTORS

  The directors of the Company are divided into three classes, and one class is elected at each Annual Meeting of the Stockholders for a term of three years. The terms of the Class III directors expire at the 1999 Annual Meeting. They have been nominated for an additional term to expire at the 2002 Annual Meeting of Stockholders. The terms of the other two classes of directors expire at the 2000 Annual Meeting (Class I) and the 2001 Annual Meeting (Class
II).

Nominees for Election as Class III Directors

  The following information is furnished regarding the nominees for election as Class III directors (who serve until the Annual Meeting of the Stockholders to be held in 2002 or until their respective successors are elected and qualified):

  John A. Boll, 69, has been Chairman of the Board of Directors of the Company since its inception in 1993. Prior to the formation of the Company, Mr. Boll was the co-founder, partner and Chief Executive Officer of

Chateau Estates, which was formed in 1966. He was inducted into the Manufactured Housing/Recreational Vehicle Hall of Fame in 1992 for his outstanding contributions to the manufactured housing industry. Mr. Boll was appointed by the Governor of the State of Michigan to become the first Chairman of the Michigan Mobile Home Commission, which is the principal Michigan authority regulating manufactured housing, a position he held for six years.

  James L. Clayton, 65, served as a director of ROC Communities, Inc. ("ROC") from August 1993 until February 1997 and as a director of the Company since February 1997. He is the founder, and since 1966 has been the Chairman of the Board and Chief Executive Officer of, Clayton Homes, Inc. ("Clayton Homes"), a company which owns and operates manufactured home factories, sales centers, financing and insurance units and communities (NYSE: CMH). Mr. Clayton is a director of Dollar General Stores and Chairman of the Board of BankFirst Corp. In 1992, Mr. Clayton was inducted into the Manufactured Housing/Recreational Vehicle Hall of Fame. Mr. Clayton received an undergraduate degree in electrical engineering and a law degree from the University of Tennessee.

  Steven G. Davis, 49, served as a director of ROC from August 1993 until February 1997 and as a director of the Company since February 1997. He is currently the owner of East Silent Advisors, a real estate consulting firm. He served as Chief Financial Officer, Executive Vice President and a director of ROC from 1993 to 1997. From 1990 to 1993, Mr. Davis served as an officer and director of The Windsor Group, an owner/operator of 42 manufactured home communities, and, from 1991 through March 1993, as that company's President. Mr. Davis served as a director of ASR Investments, a REIT owning apartments in the Southwest, and is currently on the advisory boards of Arlen Capital Advisors and Leroc Partners, Inc. Mr. Davis is a Certified Public Accountant and is a graduate of the University of San Diego.

Continuing Class I Directors

  The following information is furnished regarding the continuing Class I directors (who serve until the Annual Meeting of the Stockholders to be held in 2000 or until their respective successors are elected and qualified):

  Gary P McDaniel, 53, has been Chief Executive Officer and a director of the Company since February 1997. He served as the Chairman of the Board, President and Chief Executive Officer of ROC since 1993 and had been a principal of ROC's predecessors since 1979. He has been active in the manufactured home industry since 1972. He is a Trustee of N'Tandem Trust. Mr. McDaniel has been active in several state and national manufactured home associations, including associations in Florida and Colorado. In 1996, he was named "Industry Person of the Year" by the National Manufactured Housing Industry Association. Mr. McDaniel is the Vice Chairman of the Board of Directors of the Manufactured Housing Institute. He is a graduate of the University of Wyoming and served as a Captain in the United States Air Force.

  Gebran S. Anton, Jr., 66, first became a director of the Company in 1993. He is the owner of Gebran Anton Development Co. and Anton, Zorn & Associates, Inc., a commercial and industrial real estate broker and former owner of Anton's, a men's retail chain. He is an incorporator and Director of Community Central Bank, and a former Chairman of the Board for First National Bank, St. Joseph Hospital, and Downtown Development Committee.

  James M. Lane, 69, first became a director of the Company in 1993. He retired as the Senior Vice President and Chief Investment Officer of the Investment Management Division, NBD Bank, Detroit, where he served for approximately thirteen years. Mr. Lane was associated with the Chase Manhattan Corporation from 1953 to 1978, attaining the position of Executive Vice President while also serving as President and Chief Executive Officer of Chase Investors Management Corporation. He has a B.A. degree in economics from Wheaton College and an MBA in finance from the University of Chicago.

  Rhonda G. Hogan, 46, has served as a director of the Company since March 1997. Ms. Hogan is presently a partner of Tishman Speyer Properties. She recently served on the Board of Directors and as President of The Water Club Condominium Association, Inc. and is on the Silver Council of the Urban Land Institute. In addition, she served on the Board of Directors of Barnett Bank of South Florida, N.A. from 1986 to 1996. Ms. Hogan has also served or currently serves on several other Boards of Directors and as a member of several councils or institutes, including appointments to State Boards by the Governor and Cabinet of the State of Florida. Ms. Hogan received her B.B.A. from the University of Iowa.

Continuing Class II Directors

  The following information is furnished regarding the continuing Class II directors (who serve until the Annual Meeting of the Stockholders to be held in 2001 or until their respective successors are elected and qualified):

  C.G. ("Jeff") Kellogg, 55, has been President and a director of the Company since its inception, and was Chief Executive Officer of the Company from its inception to February 1997. For the five years preceding the formation of the Company, Mr. Kellogg was President and Chief Operating Officer of Chateau Estates. He is extremely active in local and national industry associations, often in leadership positions. Mr. Kellogg is a past President of the Michigan Manufactured Housing Association and is an active member of the Manufactured Housing Institute's National Communities Council. He is a graduate of Michigan Technological University with a B.S. in Civil Engineering. Mr. Kellogg is the husband of Tamara D. Fischer, who is the Company's Executive Vice President and Chief Financial Officer.

  Edward R. Allen, 58, has served as a director of the Company since 1993. He was, for the five years preceding the formation of the Company, Chairman and Chief Executive Officer of InterCoastal Communities, Inc., a Florida corporation which was engaged in operating manufactured home communities in Florida. Prior to joining InterCoastal, Mr. Allen developed a chain of restaurants which he and his partner sold in 1977 to Green Giant Corporation. Mr. Allen is a graduate of Cornell University.

  James M. Hankins, 64, served as a director of ROC from August 1993 to February 1997, and has served as a director of the Company since February 1997. He is managing general partner of a partnership which owns and operates destination RV resorts in Arizona. Prior to organizing the partnership in 1985, Mr. Hankins was a founder of Mobile Home Communities, Inc. in 1969, and served as President and Chief Executive Officer from 1973 to 1984. He holds a B.S. from the University of South Carolina and an MBA from Harvard University, and has served as a Captain in the United States Air Force.

  Donald E. Miller, 68, served as a director of ROC from August 1993 to February 1997, and has served as a director of the Company since February 1997. In May 1994, Mr. Miller was appointed Vice Chairman of the Board of Directors of The Gates Corporation. From 1987 to May 1994, he was President, Chief Operating Officer and director of The Gates Corporation and The Gates Rubber Company, which engage in the production and manufacture of rubber products, primarily for automotive needs. Mr. Miller is a director of Sentry Insurance Company and OEA, Inc. Mr. Miller is a graduate of the Colorado School of Mines.

                       REQUIRED VOTE AND RECOMMENDATION

  Proxies will be voted for the election of all persons nominated to be a director above unless contrary instructions are set forth on the proxy. In the event any nominee should become unable or unwilling to serve as a director, which the Board of Directors does not expect, the person named in the accompanying proxy will vote for such nominee, if any, as may be recommended by the Board of Directors.

  Directors are elected by a plurality of the votes cast by the holders of Common Stock. The individuals who receive the largest number of votes cast, assuming presence of a quorum at the Annual Meeting, are elected as directors; therefore, if a quorum is present, any shares not voted (whether due to abstention or broker non-vote) do not affect the election of directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

           PROPOSAL 2--APPROVAL OF THE 1999 EQUITY COMPENSATION PLAN

  The Board of Directors of the Company has adopted the 1999 Equity Compensation Plan (the "1999 Plan"), subject to approval by stockholders at the Annual Meeting. The 1999 Plan provides equity-based incentives to key employees, directors and key consultants of the Company and its subsidiaries (in total, approximately 75 persons). The 1999 Plan authorizes the discretionary grant by the Executive Compensation Committee of the Board (the "Committee") of awards of options and restricted shares of Common Stock. All directors serving on the Committee are required to be "non-employee directors" as that term is defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Pursuant to the 1999 Plan, 900,000 shares of Common Stock, subject to anti-dilutive adjustment, will be reserved for awards of options and restricted shares of Common Stock to participants for the purpose of providing, through the grant of long-term incentives, a means to attract and retain key personnel and to provide to participating officers and other key employees long-term incentives for sustained high levels of performance.

  Certain terms and provisions of the 1999 Plan are summarized below. This summary, however, does not purport to be a complete description of the 1999 Plan and this description is qualified in its entirety by the terms of the 1999 Plan. Copies of the actual 1999 Plan documents may be obtained by any stockholder upon written request to the secretary of the Company.

Administration

  The 1999 Plan will be administered by the Committee.

Securities Subject to the Equity Compensation Plan

  The shares issued under the 1999 Plan may consist of authorized but unissued shares or Treasury shares of the Company. No more than an aggregate of 900,000 shares of Common Stock may be the subject of options or restricted stock grants under the 1999 Plan.

Eligibility

  Any key employee, director or key consultant of the Company or of a subsidiary thereof may be eligible to receive an option or restricted stock grant. In determining the eligibility of any employee, director or key consultant, the Committee may consider his or her position and responsibility, the nature and value to the Company of the individual's services and accomplishments whether directly or through its subsidiaries, his or her present and potential contribution to the success of the Company whether directly or through its subsidiaries and such other factors as the Committee may deem relevant.

Options Granted Under the 1999 Plan

  Options granted under the 1999 Plan may be either (i) incentive stock options ("Incentive Stock Options") within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or

(ii) non-qualified stock options. Any options granted under the 1999 Plan will have exercise prices not less than 100% of the fair market value (as defined in the 1999 Plan) of the Common Stock at the date of grant. Unless otherwise provided by the particular option grant, at the election of the optionee the exercise price may be paid, in whole or in part, (i) by certified or cashier's check; (ii) with the proceeds of a Company loan program or third-party sale program or a notice given as consideration under such a program, in each case if permitted by the Committee; (iii) with shares of previously owned Common Stock, if approved by the Committee; or (iv) with shares of Common Stock withheld by the Company which the optionee would otherwise have received, if approved by the Committee. As an alternative to payment in full by the optionee of the exercise price, the Committee, in its discretion, may allow an optionee, upon exercise of its option, to receive from the Company shares of Common Stock and/or cash in an amount equal to the excess of the fair market value of the Common Stock with respect to which the option is being exercised over the aggregate option exercise price.

  The optionee will be able to exercise options from time to time as specified in the particular option grant. The Committee shall determine the expiration date of the options, which date will be no later than the tenth anniversary from the date of grant or, in the case of certain Incentive Stock Options, no more than five years from the date of grant. Except in certain circumstances, the option must be exercised during the period the optionee is in the employ of the Company. Upon and after the death of an optionee, the optionee's options, to the extent otherwise exercisable, will be exercisable by the optionee's legal representative. Subject to the above conditions, the exercise price and duration of the options will be set by the Committee.

Special Limitations for Incentive Stock Options

  The 1999 Plan imposes certain limitations upon the exercise of Incentive Stock Options, including the following limitations:

    (i) The aggregate fair market value (determined at the time the Incentive Stock Options are granted) of the shares of Common Stock with respect to which Incentive Stock Options under the 1999 Plan or any other plan are exercisable for the first time by any optionee during any calendar year shall not exceed $100,000.

    (ii) If an Incentive Stock Option is to be granted to an employee who immediately before such grant owned 10% or more of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, the exercise price per share of Common Stock shall be not less than 110% of the fair market value at the time of the grant of the Incentive Stock Option, and the Incentive Stock Option shall expire not more than five years from the date of grant.

Stockholder Rights of Optionees

  Neither the optionee nor any person entitled to exercise the optionee's rights in the event of death shall have any rights of a stockholder with respect to the shares of Common Stock subject to the option, except to the extent that a certificate for such shares shall have been issued upon the exercise of the option. To the extent permitted by the Committee, option grants may provide for the payment of dividends to the optionee prior to exercise of the option.

Federal Tax Consequences of Option Grants

  In general, neither the grant nor the exercise of an Incentive Stock Option will result in taxable income to an optionee or a deduction for the Company. To receive special tax treatment as an Incentive Stock Option under the Code as to shares acquired upon exercise of an Incentive Stock Option, an optionee must neither dispose of such shares within two years after the Incentive Stock Option is granted nor within one year after the transfer of the shares to the optionee pursuant to exercise of the option. In addition, the optionee must be an employee of the Company or a qualified Company subsidiary at all times between the date of grant and the date three months (one year in the case of death or disability) before exercise of the option. Special tax treatment as an Incentive Stock Option under the Code generally allows the sale of Common Stock received upon the exercise of an

Incentive Stock Option to result in any gain being treated as a capital gain to the optionee, but the Company will not be entitled to a tax deduction. However, the exercise of an Incentive Stock Option (if the holding period rules described in this paragraph are satisfied) will give rise to income includable by the optionee in his or her alternative minimum taxable income for purposes of the alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the option price.

  If the holding period rules noted above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an Incentive Stock Option will be characterized as ordinary income. Such gain will be equal to the difference between the option price and the fair market value of the shares at the time of exercise. (Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise). The Company will generally be entitled to a deduction equal to the amount of such gain included by an optionee as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

  No income will be recognized by an optionee at the time a non-qualified stock option is granted. Generally, ordinary income will, however, be recognized by an optionee at the time a non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying Common Stock on the exercise date over the option price. The Company will generally be entitled to a deduction for Federal income tax purposes in the same amount as the amount included in ordinary income by the optionee with respect to his or her non-qualified stock option.

  Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term or short-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the option price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

  The foregoing tax discussion is a general description of certain expected Federal income tax results under current law, and does not purport to be a complete description of such consequences.

Restricted Stock

  Restricted stock granted under the 1999 Plan generally may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Recipients of restricted stock are not generally expected to be required to provide consideration other than the rendering of services or the payment of any minimum amount required by law. The participant shall have, with respect to restricted stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any cash dividends, unless the Committee shall otherwise determine. Upon termination of employment during the restricted period, all restricted stock shall be forfeited, subject to exceptions that may be specified in a specific restricted stock grant.

Amendment and Termination

  The 1999 Plan may be amended by the Board at any time, except that no amendment may adversely affect a participant with respect to options or restricted stock previously granted unless such amendments are in compliance with applicable laws; provided that no amendment shall be made that would, if such amendment were not approved by the holders of Common Stock, cause the 1999 Plan to fail to comply with any requirement of applicable law or regulation if such amendment were not so approved.

  The 1999 Plan will terminate on, and no option or restricted stock will be granted thereunder after, the ten-year anniversary of the earlier of the approval of the 1999 Plan by (i) the Board or (ii) the date the 1999 Plan is approved by the stockholders.

Required Vote and Recommendation

  Proxies will be voted for the approval of the 1999 Plan unless contrary instructions are set forth on the proxy. The 1999 Plan will be approved if a majority of the votes cast by the holders of Common Stock are cast for Proposal 2, provided that at least 50% of all issued and outstanding shares of Common Stock entitled to vote are present and voting at the Annual Meeting. Accordingly, assuming at least 50% of the outstanding shares of Common Stock vote in person or by proxy on this matter, abstentions and broker non-votes will not affect the outcome of this proposal.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 1999
PLAN.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The following information is presented with respect to the current executive officers of the Company:

  Gary P. McDaniel is the Chief Executive Officer and a director of the Company. Biographical information on Mr. McDaniel may be found under "PROPOSAL 1--ELECTION OF DIRECTORS--Continuing Class I Directors," above.

  C.G. ("Jeff") Kellogg is President and a director of the Company. Biographical information on Mr. Kellogg may be found under "PROPOSAL 1-- ELECTION OF DIRECTORS--Continuing Class II Directors," above.

  Tamara D. Fischer, 43, is Executive Vice President, Chief Financial Officer of the Company, having served in these roles since the Company's formation. Prior to joining the Company, Ms. Fischer was employed by Coopers & Lybrand for 11 years. Ms. Fischer is a CPA and a graduate of Case Western Reserve University. Ms. Fischer is the wife of Mr. Kellogg who is the President and a Director of the Company.

  Rees F. Davis, Jr., 40, is Executive Vice President-Acquisitions of the Company, having served in such capacity since February 1997. He served as Executive Vice President of Acquisitions and Sales for ROC from 1993 to February 1997. Prior to that, Mr. Davis previously served as Vice President of Acquisitions and Sales and a director for ROC's predecessors since 1986. Mr. Davis is a two-term past officer of the Colorado Manufactured Housing Association. He is also an active member of The Manufactured Housing Institute. Mr. Davis is a graduate of Colorado State University.

  James B. Grange resigned as the Company's Chief Operating Officer effective April 15, 1999.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of March 31, 1999, certain information regarding the beneficial ownership of the Company's Common Stock by (i) each of the directors (nominated and continuing), (ii) executive officers of the Company named in the Summary Compensation Table, (iii) all directors and executive officers as a group and (iv) each person or entity known to the Company to be the beneficial owner of more than 5% of the Common Stock.

                                                          Shares of
                                                            Stock
                                                         Beneficially
                                                         Owned as of
                                                          March 31,   Percent
Name                                                        1999**    of Class
----                                                     ------------ --------
John A. Boll(1)*........................................  3,577,354    12.47
Gary P. McDaniel(2)*....................................    480,426     1.71
C.G. ("Jeff") Kellogg(3)*...............................    354,934     1.26
James B. Grange(4)......................................    192,031      ***
Tamara D. Fischer(5)....................................    158,498      ***
Rees F. Davis, Jr.(6)...................................    208,486      ***
Edward R. Allen(7)*.....................................    396,576     1.42
Gebran S. Anton, Jr.(8)*................................     42,799      ***
James L. Clayton(9)*....................................    225,081      ***
Steven G. Davis(10)*....................................    156,164      ***
James M. Hankins(11)*...................................     37,613      ***
Rhonda G. Hogan (12)*...................................     11,005      ***
James M. Lane(13)*......................................     32,428      ***
Donald E. Miller(14)*...................................     34,148      ***
All directors and executive officers as a group (14
 persons)...............................................  5,907,543    20.25
J. Peter Ministrelli(15)................................  2,717,413     9.62
Morgan Stanley Dean Witter Investment Management,
 Inc.(16)...............................................  1,549,946     5.54
Morgan Stanley Dean Witter & Co.(17)....................  2,336,146     8.35

--------
*  Designates a director.
** For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days by the exercise of any stock option or any other right to convert or exchange outstanding securities. Certain persons named in the table also hold OP Units in CP Limited Partnership, which is the operating partnership of the Company. Such OP Units are exchangeable on a one-for-one basis for shares of the Company's Common Stock, subject to certain limitations relating to the Company's ownership limit. All OP Units held by a person and such person's stock options (to the extent exchangeable or exercisable within such 60-day period) are deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person. Additionally, for the purposes of this table, a person or entity shall be deemed to be a beneficial owner of shares of Common Stock if such person or entity has or shares either investment or voting power with respect to such shares.
*** Shares owned in each case constitute less than 1% of the Company's outstanding common stock.
 (1) Reflects 2,860,512 shares of Common Stock, 685,482 OP Units exchangeable for an equal number of shares of Common Stock and options to purchase 31,360 shares of Common Stock.
 (2) Reflects 441,576 shares of Common Stock and options to purchase 38,850 shares of Common Stock.
 (3) Reflects 229,814 shares of Common Stock and options to purchase 125,120 shares of Common Stock.
 (4) Reflects 178,181 shares of Common Stock and options to purchase 13,850 shares of Common Stock.

 (5) Reflects 91,594 shares of Common Stock, 776 OP Units exchangeable for an equal number of shares of Common Stock and options to purchase 66,128 shares of Common Stock.
 (6) Reflects 173,636 shares of Common Stock and options to purchase 34,850 shares of Common Stock.
 (7) Reflects 365,216 shares of Common Stock and options to purchase 31,360 shares of Common Stock.
 (8) Reflects 11,439 shares of Common Stock and options to purchase 31,360 shares of Common Stock.
 (9) Reflects 194,241 shares of Common Stock and options to purchase 30,840 shares of Common Stock. Common Stock beneficially owned by Mr. Clayton includes 182,779 shares of Common Stock owned by Clayton Homes, Inc. Mr. Clayton disclaims beneficial ownership of the shares of Common Stock owned by Clayton Homes, Inc. except to the extent of his approximate 26% equity interest in Clayton Homes, Inc. Shares owned by Clayton Homes, Inc. are held by its wholly-owned subsidiary CHM Parks, Inc.
(10) Reflects 146,164 shares of Common Stock and options to purchase 10,000 shares of Common Stock.
(11) Reflects 6,773 shares of Common Stock and options to purchase 30,840 shares of Common Stock. Common Stock beneficially owned by Mr. Hankins includes 1,303 shares of Common Stock owned by Mr. Hankins' spouse and 2,605 shares of Common Stock held by Mr. Hankins' individual retirement account.
(12) Reflects 1,005 shares of Common Stock and options to purchase 10,000 shares of Common Stock.
(13) Reflects 6,408 shares of Common Stock and options to purchase 26,020 shares of Common Stock.
(14) Reflects 3,126 shares of Common Stock, options to purchase 30,840 shares of Common Stock and 182 OP Units exchangeable for an equal number of shares of Common Stock. Common Stock beneficially owned by Mr. Miller includes 1,042 shares of Common Stock owned by Mr. Miller's spouse.
(15) Reflects 2,446,674 shares of Common Stock and 270,739 OP Units exchangeable for an equal number of shares of Common Stock. Mr. Ministrelli's address is 50-445 Mountain Shadow, La Quinta, CA 92253.
(16) Based on the Form 13-G filed by Morgan Stanley Dean Witter Investment Management, Inc., it has shared voting power for 1,130,846 shares and shares dispositive power for 1,549,946 shares. The address of Morgan Stanley Asset Management, Inc. is 1221 Avenue of the Americas, New York, NY 10020.
(17) Based on the Form 13-G filed by Morgan Stanley Dean Witter & Co., it has shared voting power for 1,917,046 shares and shares dispositive power for 2,336,146 shares. The address of Morgan Stanley, Dean Witter, Discover & Co. is 1221 Avenue of the Americas, New York, NY 10020.

                                 BOARD MATTERS

Board Meetings

  The Board of Directors held four meetings during 1998.

Committees of the Board of Directors

  Audit Committee. The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of audit procedures, the nature of services to be performed for the Company by the independent auditors, and the accounting practices of the Company. During 1998, the Audit Committee (which consisted of Ms. Hogan and Messrs. Hankins, Lane and Miller) held four meetings.

  Executive Committee. The Executive Committee may act on certain matters between Board meetings. During 1998, the Executive Committee (which consisted of Messrs. Boll, McDaniel, Kellogg and Hankins) held six meetings.

  Executive Compensation Committee. The Executive Compensation Committee administers the Company's equity compensation plans and annually reviews and approves recommendations from senior management and makes recommendations to the Board regarding the policies and procedures that govern the various compensation programs for the CEO and executives of the Company. During 1998, the Executive Compensation Committee (which consisted of Messrs. Allen, Anton, Clayton and S. Davis) held three meetings.

  Nominating and Corporate Governance Committee. In 1998, the Company established a Nominating and Corporate Governance Committee, which functions as the nominating committee of the Board and also analyzes and develops policies and makes recommendations to the Board relating to corporate governance issues affecting the Company. During 1998, the Nominating and Corporate Governance Committee (which consisted of Ms. Hogan and Messrs. Hankins, Lane and Miller) held four meetings.

Director Compensation

  Each director is reimbursed for travel and other expenses related to attendance at Board and committee meetings and, other than Messrs. McDaniel and Kellogg, receives an annual director's fee of $15,000. The independent directors also receive an annual grant of options to purchase 5,000 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant.

                            EXECUTIVE COMPENSATION

  The following table sets forth the summary compensation for the last three years for the Chief Executive Officer and the four most highly compensated other executive officers of the Company whose salary and bonus compensation for the year ended December 31, 1998 exceeded $100,000. The information presented in the following tables gives retroactive effect to the merger with ROC in February 1997 (the "Merger") and assumes that the five individuals named below were employed in their current capacities by the Company during each of 1996, 1997 and 1998.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                ANNUAL COMPENSATION         COMPENSATION AWARDS
                              ------------------------ ------------------------------
                                                          COMMON STOCK     RESTRICTED
   NAME AND PRINCIPAL                                      UNDERLYING        STOCK       ALL OTHER
        POSITION         YEAR SALARY(1)(2) BONUS(1)(2) STOCK OPTIONS(1)(2)  AWARD(3)  COMPENSATION(4)
   ------------------    ---- ------------ ----------- ------------------- ---------- ---------------
Gary P. McDaniel........ 1998   $235,000    $117,000         45,000              --       $18,726
 Chief Executive Officer 1997   $225,000    $180,000            --          $577,500      $12,790
                         1996   $180,000    $ 72,000         26,050              --       $ 9,000

C.G. ("Jeff") Kellogg... 1998   $235,000    $117,000         45,000              --       $10,250
 President               1997   $225,000    $180,000            --          $577,500      $18,372
                         1996   $184,000    $169,000         96,120              --       $18,300

James B. Grange......... 1998   $199,000    $ 98,800         25,000              --       $17,000
 Chief Operating Officer 1997   $190,000    $152,000            --          $315,000      $ 9,690
                         1996   $165,000    $ 66,000         26,050              --       $ 6,600

Tamara D. Fischer....... 1998   $183,000    $ 91,000         25,000              --       $13,413
 Chief Financial Officer 1997   $175,000    $140,000            --          $315,000      $18,356
                         1996   $141,000    $ 66,000         49,128              --       $12,760

Rees F. Davis, Jr....... 1998   $167,000    $311,822         25,000              --       $18,263
 Executive Vice Presi-   1997   $160,000    $105,000            --          $315,000      $ 9,690
 dent--
 Acquisitions            1996   $140,000    $107,630         26,050              --       $ 6,600

--------
(1) Messrs. McDaniel, Grange and R. Davis were employed by ROC until the date of the Merger, and their compensation was paid and their options were granted by ROC prior to the Merger. At the effective time of the Merger, each outstanding option of ROC was assumed by the Company and such options became exercisable for the number of shares of Company Common Stock into which the number of shares underlying the ROC options would have been exchangeable if such shares had been outstanding at the effective time of the Merger. Accordingly, the number of shares of Common Stock underlying the options granted to Messrs. McDaniel, Grange and R. Davis prior to the Merger is restated to give effect to the exchange ratio in the Merger of
    1.042 shares of Company Common Stock for each share of ROC stock.
(2) Mr. Kellogg and Ms. Fischer were each employed by the Company prior to the Merger and their compensation amounts reflect compensation they received from the Company. In connection with the Merger, stockholders of the Company received a stock dividend of 0.0326 shares of Common Stock per share. In addition, certain holders of OP Units who exchanged their OP Units for shares of Common Stock in connection with the Merger waived their right to receive the shares of Common Stock that they would otherwise have received from the Company as a result of the stock dividend with respect to the exchanged OP Units for reallocation to the other Company stockholders, which effectively increased the amount of the stock dividend to Company stockholders to 0.068 shares of Common Stock for each share outstanding. Accordingly, the number of shares of Common Stock underlying the options granted to Mr. Kellogg and Ms. Fischer prior to the Merger has been adjusted to give effect to the effective 0.068 stock dividend.
(3) Represents an award of restricted stock granted in May 1997 when the stock price was $26.25. The stock vests ratably over three years, cannot be sold for five years, and pays dividends to the executive officers.
(4) Represents profit-sharing contributions and car allowances.

                         OPTION/SAR GRANTS DURING 1998

  The following table sets forth information with respect to options granted during 1998 to the executive officers named in the Summary Compensation Table.

                                                                             Potential Realizable Value at
                                                                             Assumed Annual Rates of Stock
                                                                             Price Appreciation for Option
                                                                                         Term
                                                                             -----------------------------
          (a)                (b)          (c)          (d)          (e)           (f)            (g)
------------------------ ------------ ------------ ----------- ------------- ------------- ---------------
                          Number of    % of Total   Weighted
                          Securities  Options/SARs   Average
                          Underlying   Granted to  Exercise or
                         Options/SARs Employees in Base Price   Expiration
   Name                    Granted        1998       ($/Sh)        Date         5% ($)         10% ($)
   ----                  ------------ ------------ ----------- ------------- ------------- ---------------
Gary P. McDaniel........    45,000          10.1%    $30.125     2/24/2008    $     852,545 $     2,160,517
C.G. ("Jeff") Kellogg...    45,000          10.1%    $30.125     2/24/2008    $     852,545 $     2,160,517
James B. Grange.........    25,000           5.6%    $30.125     2/24/2008    $     473,636 $     1,200,287
Tamara D. Fischer.......    25,000           5.6%    $30.125     2/24/2008    $     473,636 $     1,200,287
Rees F. Davis, Jr.......    25,000           5.6%    $30.125     2/24/2008    $     473,636 $     1,200,287

                  AGGREGATED OPTION/SAR EXERCISES DURING 1998
                  AND OPTION/SAR VALUES AT DECEMBER 31, 1998

  The following table provides information with respect to the unexercised options held as of December 31, 1998 by the executive officers named in the Summary Compensation Table.

                                                     Number of Securities              Value of
                                                    Underlying Unexercised     Unexercised In-the-Money
                                                        Option/SARs at              Options/SARs at
                            Shares                   December 31, 1998(1)        December 31, 1998(1)
                         Acquired on     Value     ------------------------- -----------------------------
   Name                    Exercise     Realized   Exercisable Unexercisable  Exercisable   Unexercisable
   ----                  ------------ ------------ ----------- ------------- ------------- ---------------
Gary P. McDaniel........    30,065      $167,268      29,850        45,000    $     179,917             --
C.G. ("Jeff") Kellogg...   114,568      $876,114     116,120        45,000    $     867,353             --
James B. Grange(2)......    30,065      $167,268      29,850        25,000    $     179,917             --
Tamara D. Fischer.......    61,692      $469,454      61,128        25,000    $     462,966             --
Rees F. Davis, Jr. .....    30,065      $167,268      29,850        25,000    $     179,917             --

--------
(1) See Note 1 and Note 2 to the Summary Compensation Table.
(2) Mr. Grange resigned from the Company effective April 15, 1999. As of March 31, 1999, Mr. Grange has exercised 21,000 of these options.

Employment Agreements

  Consistent with the goal of the Company to retain the skills and expertise of certain members of senior management of the Company and ROC following the Merger, the Merger Agreement provided for the Company to execute employment agreements (each, an "Employment Agreement"), effective as of the Merger, with each of the following senior officers: Gary P. McDaniel, C.G. ("Jeff") Kellogg, James B. Grange, Tamara D. Fischer and Rees F. Davis, Jr. Mr. Kellogg and Ms. Fischer were previously employed by the Company, and their existing employment agreements with the Company were terminated upon consummation of the Merger. Each Employment Agreement had an initial term of three years with automatic one-year extensions commencing on the third anniversary of the Merger unless notice of non-extension is given at least 180 days prior to such anniversary. Each of the Employment Agreements with senior officers of the Company, other than the Employment Agreement with James B. Grange, the term of which expired in connection with his resignation from the Company, has been extended for a one year period. Each Employment Agreement provides for: (i) an initial base salary for Gary P. McDaniel ($225,000); C.G. ("Jeff") Kellogg ($225,000); Tamara D. Fischer ($175,000); and Rees F. Davis, Jr. ($160,000)
(to be adjusted annually based on the average increases awarded to the employees of the Company in the previous year, as well as market conditions and individual and Company performance factors); (ii) an annual target bonus of up to 80% of such executive's base salary upon the attainment of increases in funds from operations per share of the Company (with the maximum bonus being earned for increases of at least 10%); (iii) grants of stock options and shares of restricted stock under the Company's 1997 Equity Participation Plan; and (iv) benefits (including retirement, group life, medical, dental and disability benefits) on a basis reasonably comparable in the aggregate to those provided to the executive immediately prior to the Merger. Each Employment Agreement provides that, if the executive's employment is terminated by the Company other than for "cause," disability or death or by the executive for "good reason" or if the Employment Agreement is not renewed, the executive will be entitled to receive a payment equal to two times (or one and one-half times in the case of non-renewal) the sum of the executive's annual base salary and bonus, the continuation of welfare and pension benefits during the 24-month period (or 18-month period in the case of non-renewal) following termination and the accelerated vesting of equity based incentives. If the employment of either Mr. McDaniel or Mr. Kellogg is terminated as a result of a "change of control," "two times" and "24 months" in the preceding sentence is replaced with "three times" and "36 months." Further, if the executive's employment is terminated for any other reason, other than for "cause," including voluntary resignation, disability, or death, "two times" and "24 months" in such sentence is replaced by "one time" and "12 months."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Executive Compensation Committee annually reviews and approves recommendations from senior management and makes recommendations to the Board of Directors regarding the policies and procedures that govern the various compensation programs for the CEO and executives of the Company. The Committee also administers the Company's equity compensation plans. It is the philosophy of the Committee that executive compensation should align the financial interests of the Company's executives with the long term interests of the Company and its stockholders. The Committee believes that a material portion of the executive officers' pay should be linked to the Company's stated and predetermined goals. The Committee also believes that the Company should have a sound and competitive compensation program to attract and retain key executives to lead the Company toward the fulfillment of its goals. The key elements of the Company's current program include a base salary, a bonus plan linked to individual and Company financial performance and equity participation through stock options.

  The Committee does not consider the provisions of Section 162(m) of the Code, which limits the deductibility of certain compensation paid to certain executives of the Company in excess of $1 million in any taxable year, to be material to its approach to executive compensation matters. This is due to the Company's status as a REIT under the Code which generally exempts the Company from the payment of corporate Federal income taxes.

BASE SALARY

  The Committee's policy with respect to salaries is to establish base compensation levels for executives which are competitive in relation to other companies of similar size within the Company's industry. The Committee also takes into consideration the executive's responsibilities, experience level and individual performance. To ensure that base salary is competitive, the Company's salary structure is periodically benchmarked against other salaries for key positions in other companies of similar size in the Company's industry. Salaries normally are increased annually, based on market conditions and individual and company performance factors.

BONUS

  The Employment Agreements for the executives named in the Summary Compensation Table provide for the payments of bonuses of up to 80% of annual salary based on annual increases in the Company's fund from operations per share, with the maximum bonus being earned for increases of at least 10%. The Employment Agreement for Mr. Davis provides for the payment of a bonus based on the achievement of certain acquisition objectives as well as the performance of the Company. Based on the Company's results for 1998, the Executive Officers named in the Summary Compensation Table received approximately 62% of the maximum bonus specified under the Employment Agreements.

Stock Options

  The Company adopted the 1997 Equity Compensation Plan (the "1997 Plan"), and is proposing to adopt, subject to the approval of stockholders, the 1999 Plan (the 1999 Plan, together with the 1997 Plan, the "Plans") which authorize the discretionary grant by the Executive Compensation Committee of awards of options and restricted shares of Common Stock to key employees, directors and key consultants of the Company and its subsidiaries. The Committee believes that the Plans provide, through the grant of long-term incentives, a means to attract and retain key personnel and to provide participating officers and other key employees long-term incentives for sustained high levels of performance.

  The Committee grants options to purchase Common Stock to employees of the Company (including executive officers). Option grants become exercisable over a period of time determined by the Committee and generally have an exercise price equal to the fair market value of the Common Stock on the grant date, creating long-term incentives to enhance the value of the Company's Common Stock. All of the executive officers of the Company received grants in February 1999 as follows: 29,500 options each for Messrs. McDaniel and Kellogg and 16,500 options each for Ms. Fischer and Mr. R. Davis. The 1999 option grants were awarded as part of the annual compensation review for 1998. The awards were determined based on the executive officer's performance of specific individual and Company objectives. The Committee also considered the equity ownership by executive officers of similar companies. The levels of these awards reflected the Committee's belief that increasing management equity ownership will create long-term incentives to enhance the value of the Company's Common Stock. The Committee believes that the above elements assist the Company in meeting its short-term and long-term objectives and appropriately relate executive compensation to the Company's performance.

The Chief Executive Officer's 1998 Compensation

  Effective as of the effective time of the Merger, Gary P. McDaniel became the Company's Chief Executive Officer, and his current compensation, as described above under "EXECUTIVE COMPENSATION," was determined in connection with the negotiation of the Merger Agreement. Based on a review of Mr. McDaniel's performance as Chief Executive Officer since the Merger, Mr. McDaniel's Employment Agreement was extended for a one year period and the Committee increased his base compensation by $10,000.

Extension of Employment Agreements and 1998 Compensation of Other Executive Officers

  The Employment Agreements with C.G. ("Jeff") Kellogg, Tamara D. Fischer and Rees F. Davis, Jr. were negotiated in connection with the Merger Agreement. Based on the Executive Committee's review of the performance of such executives, each of the executives' Employment Agreements were extended for an additional one year period. Additionally, the following increases in base compensation were made in 1998: (i) C.G. ("Jeff") Kellogg ($10,000); (ii) Tamara D. Fischer ($8,000); and (iii) Rees F. Davis, Jr. ($7,000). In connection with James B. Grange's resignation, the Company will pay Mr. Grange severance as provided for under his Employment Agreement.

          Chateau Communities, Inc. Executive Compensation Committee

                                Edward R. Allen
                             Gebran S. Anton, Jr.
                               James L. Clayton
                                Steven G. Davis

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index and the NAREIT Equity REIT Total Return Index for the period commencing December 31, 1993 and ending December 31, 1998. The NAREIT Equity REIT Total Return Index included 173 companies with a total market capitalization of $127 billion. The graph assumes that a stockholder invested $100 on December 31, 1993 in Company Common Stock, the S&P Stock Index and the NAREIT Equity REIT Total Return Index, assuming reinvestment of dividends.

  The table below sets forth the value as of each of the dates indicated of $100 investments made on December 31, 1993 in the Company's Common Stock, the S&P Stock Index and the NAREIT Equity REIT Total Return Index, assuming reinvestment of dividends.



                       [PERFORMANCE GRAPH APPEARS HERE]

 Measurement Period
(Fiscal Year Covered)  Chateau Communities Inc. S&P 500 NAREIT Equity Index
---------------------  ------------------------ ------- -------------------
Dec. 31, 1993                   100.00          100.00        100.00
Dec. 31, 1994                   106.55          101.32        103.17
Dec. 31, 1995                   117.70          139.35        118.92
Dec. 31, 1996                   148.93          171.32        160.86
Dec. 31, 1997                   199.70          228.46        193.45
Dec. 31, 1998                   197.80          293.74        159.60

  The foregoing Share Performance Graph and the Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such graph or report by reference and shall not otherwise be deemed filed under such acts.

  There can be no assurance that the Company's share performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future share performance.

                             CERTAIN TRANSACTIONS

  Rental expense of approximately $100,000 annually has been incurred for leasing space in an office building owned by certain officers and equity owners. The office lease expires November 2001.

  The Company purchases manufactured home inventory for resale from Clayton Homes, Inc., which is affiliated with one of the Company's directors. During 1998 and 1997, the Company purchased approximately 22 homes for a cost of approximately $540,000 and 94 homes for a cost of approximately $2.2 million, respectively, from Clayton Homes, Inc. In certain instances, the Company finances the purchase of these homes with Vanderbilt Mortgage and Finance, Inc. ("Vanderbilt"), which is also affiliated with the same director. As of December 31, 1998 and 1997, the Company had a payable to Vanderbilt for $122,000 and $656,000 respectively.

  In addition, when the Company sells homes, the purchaser often obtains financing from Vanderbilt. In certain cases, Vanderbilt has recourse to the Company if these loans are not repaid for homes sold through June 1998. As of December 31, 1998 there is a total of approximately $16.5 million of such amounts that are recourse to the Company.

  As of December 31, 1998 the Company had a receivable of $3.3 million from a partnership with which several officers of the Company are affiliated. The partnership owns a manufactured home community that the Company has the option to purchase. The receivable is collateralized by the property and was approved by the directors of the Company who have no interest in the partnership.

  The Company has made loans to the Executive Officers named in the Summary Compensation Table to allow them to purchase shares of Company Common Stock. Such loans were evidenced by separate promissory notes in the amount of the purchase price for such shares. These notes provide for interest, payable quarterly, with the principal balance payable on the earlier of the termination of the officer's employment with the Company, other than by reason of death or disability, or the maturity date. The notes are recourse to the respective officers and collateralized by a pledge of the shares of Common Stock purchased. The following table summarizes the information relating to the loans.

                         Number of Shares Highest Loan Balance Balance at March 31,
                            Purchased         During 1998              1999         Interest Rate Maturity Date
                         ---------------- -------------------- -------------------- ------------- -------------
Gary P. McDaniel........      30,065           $  665,561           $  665,561          6.33%(1)    08/31/03

C.G. ("Jeff") Kellogg...      13,750           $  256,201           $  245,036          7.00%       11/16/03
                             114,568           $2,367,830           $2,367,830          6.33%(1)    08/31/03
James B. Grange.........      30,065           $  665,561           $  665,561          6.33%(1)    08/31/03

Tamara D. Fisher........       6,875           $  127,129           $  119,659          7.00%       11/16/03
                              61,692           $1,276,648           $1,276,648          6.33%(1)    08/31/03

Rees F. Davis, Jr. .....      30,065           $  665,561           $  665,561          6.33%(1)    08/31/03

--------
(1) The interest rate on these notes represents the Company's current borrowing rate of LIBOR plus 80 basis points.

Section 16(a) Beneficial Ownership Reporting Compliance

  Directors and executive officers of the Company and beneficial owners of more than 10% of its Common Stock are required to file initial reports of ownership and reports of changes in ownership of Company securities pursuant to Section 16(a) of the Securities Exchange Act of 1934 and to provide the Company with copies of such reports. The Company has reviewed all such reports from persons known to the Company to be subject to these Section 16(a) provisions. Based solely on such review, the Company believes that for the year ended December 31, 1998 all Section 16(a) filing requirements were met, except that the Company is aware that Rhonda G. Hogan, a director of the Company, failed to file, on a timely basis, a report disclosing the acquisition of an aggregate of 495 Shares of Common Stock by her during June, September and November 1998.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals, intended to be presented at the 2000 Annual Meeting of Stockholders of the Company, must be received by the Company at its address stated herein by December 10, 1999 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such meeting.

  Any stockholder who intends to submit a proposal at the 2000 Annual Meeting of Stockholders of the Company without including the proposal in the proxy statement for such Annual Meeting must, under the Bylaws of the Company, notify the Company of such proposal by March 21, 2000, subject to certain exceptions.

                             INDEPENDENT AUDITORS

  It is not the Company's practice to submit to Stockholders a proposal for the selection or ratification of the Company's independent certified public accountants, and no such proposal is submitted hereby. PricewaterhouseCoopers LLC acted in this capacity since the Company's initial public offering and PricewaterhouseCoopers LLP is so acting during the current year. Representatives of PricewaterhouseCoopers LLP are expected to be present and will be available to respond to appropriate questions at the Annual Meeting.

                              PROXY SOLICITATION

  The expense of this solicitation of proxies will be borne by the Company. If necessary, officers and regular employees of the Company may also solicit proxies, without extra compensation, personally and by telephone and other means of communication. The Company may also reimburse brokers and other persons holding stock in their names or in the names of their nominees, for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the proxies named in the enclosed form of proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

  Stockholders may obtain without charge a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to Cynthia Chase, Chateau Communities, Inc., 6160 South Syracuse Way, Englewood, Colorado 80111. A list of exhibits is included in the 1998 10-K, and exhibits are available from the Company upon payment to the Company of the costs of furnishing them.

                                          By Order of the Board of Directors,

                                          John A. Boll, Chairman

Englewood, Colorado
April 8, 1999

                           CHATEAU COMMUNITIES, INC.

                         1999 EQUITY COMPENSATION PLAN

                               TABLE OF CONTENTS

                                                                            Page


1.  Definitions................................................................1
2.  Effective Date and Termination of Plan.....................................3
3.  Administration of Plan.....................................................4
4.  Eligibility for and Grant of Options and Restricted Stock; Committee
     Authority.................................................................4
5.  Number of Shares Subject to the Plan.......................................4
6.  Options....................................................................5
7.  Restricted Stock...........................................................7
8.  Regulations and Approvals..................................................8
9.  Interpretation and Amendments; Other Rules.................................9
10. Changes in Capital Structure..............................................10
11. Notices...................................................................10
12. Rights as Stockholder.....................................................11
13. Rights to Employment......................................................11
14. Exculpation and Indemnification...........................................11
15. Captions..................................................................11
16. Governing Law.............................................................11

                           CHATEAU COMMUNITIES, INC.

                         1999 EQUITY COMPENSATION PLAN

  Chateau Communities, Inc., a Maryland corporation, wishes to attract key employees, directors and key consultants, to the Company and its Subsidiaries and induce key employees, directors and key consultants, to remain with the Company and its Subsidiaries, and to provide them with long-term incentives for sustained high levels of performance. In furtherance thereof, the Chateau Communities, Inc. 1999 Equity Compensation Plan is designed to provide equity-based incentives to key employees, directors and key consultants, of the Company and its Subsidiaries.

  1.Definitions.

  Whenever used herein, the following terms shall have the meanings set forth below:

  "Award Agreement" means a written agreement in a form approved by the Committee to be entered into by the Company and the Optionee of an option or the Grantee of Restricted Stock, as applicable, as provided in Section 4, and also refers, if applicable, to any employment agreement between the Company and the Participant, the provisions of which relate to Options or Grants.

  "Board" means the Board of Directors of the Company.

  "Cause" means, unless otherwise provided in the Participant's Award Agreement, (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect, (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries or its affiliates, (iii) the commission of a felony or a crime of moral turpitude, or any crime involving the Company or its Subsidiaries, or any affiliate thereof, (iv) fraud, insubordination, misappropriation or embezzlement, (v) a material breach of the Participant's employment agreement (if any) with the Company or its Subsidiaries or its affiliates, or (vi) any illegal act detrimental to the Company or its Subsidiaries or its affiliates; provided, however, that if the Participant is a party to an employment agreement with the Company or any of its Subsidiaries and such agreement provides for termination for "Cause," "Cause" hereunder shall have the same meaning ascribed to it in the employment agreement.

  "Change in Control" means the occurrence of one of the following:

  (a) a "person" or "group" (within the meaning of sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company (including options, warrants, rights and convertible and exchangeable securities) representing 50% or more of the combined voting power of the Company's then outstanding securities in any one or more transactions; provided, however, that purchases by employee benefit plans of the Company and by the Company or its affiliates shall be disregarded;

  (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the operating assets of the Company;

  (c) the execution and delivery of a definitive agreement by the Company that provides for a merger or consolidation, or a transaction having a similar effect (unless such merger, consolidation or similar transaction is with a subsidiary of the Company or with another company, a majority of whose outstanding capital stock is owned by the same persons or entities who own a majority of the Common Stock at such time), where (A) the Company is not the surviving corporation, (B) the majority of the Common Stock of the Company is no longer held by the stockholders of the Company immediately prior to the transaction, or (C) the Company's Common Stock is converted into cash, securities or other property (other than the common stock of a company into which the Company is merged);

  (d) at a time when the Common Stock is registered under Section 12 of the Exchange Act, a person other than the Company makes a tender or exchange offer for 50% or more of the Common Stock pursuant to which purchases of any amount of Common Stock are made; or

  (e) a majority of the members of the Board are not persons who (A) had been directors of the Company for at least the preceding 24 consecutive months or (B) when they initially were elected to the Board, (I) were nominated (if they were elected by the stockholders) or elected (if they were elected by the directors) with the affirmative vote of two-thirds of the directors who were Continuing Directors (as defined below) at the time of the nomination or election by the Board and (II) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board or an agreement intended to avoid or settle such a proxy solicitation (the directors described in clauses (A) and (B) being "Continuing Directors").

Notwithstanding the foregoing, a "Change of Control" shall not include an offering of any class of shares of common stock of the Company or any of its affiliates under the Securities Act of 1933, as amended.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Committee" means the Executive Compensation Committee of the Board.

  "Common Stock" means the Company's Common Stock, par value $.01 per share, either currently existing or authorized hereafter.

  "Company" means Chateau Communities, Inc., a Maryland corporation.

  "Disability" means the occurrence of an event which would entitle an employee of the Company to the payment of disability income under one of the Company's approved long-term disability income plans or a long-term disability as determined by the Committee in its absolute discretion pursuant to any other standard as may be adopted by the Committee; provided, however, that if the Participant is a party to an employment agreement with the Company or any of its Subsidiaries and such agreement provides for termination by reason of "Disability," "Disability" hereunder shall have the same meaning ascribed to it in the employment agreement.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing sales price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Committee; (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee; or (iii) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Committee may make discretionary determinations where the Shares have not been traded for 10 trading days.

  "Grantee" means an employee or director of, or key consultant to, the Company to whom Restricted Stock is granted.

  "Option" means the right to purchase, at a price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.

  "Optionee" means an employee or director of, or key consultant to, the Company to whom an Option is granted, or the Successors of the Optionee, as so requires.

  "Option Price" means the exercise price per Share.

  "Participant" means an Optionee or Grantee.

  "Plan" means the Company's 1999 Equity Compensation Plan, as set forth herein and as the same may from time to time be amended.

  "Restricted Stock" means an award of Shares that are subject to restrictions under Section 7.

  "Retirement" means, unless otherwise provided by the Committee in the Participant's Award Agreement, the termination (other than for Cause) of employment (or other termination of service, in the case of key consultants or directors) of a Participant on or after the Participant's attainment of age 65 or on or after the Participant's attainment of age 55 with five consecutive years of service with the Company and or its Subsidiaries or its affiliates.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Shares" means shares of Common Stock of the Company.

  "Subsidiary" means any corporation (other than the Company) that is a "subsidiary corporation" with respect to the Company under Section 424(f) of the Code or, with respect to grants other than Incentive Stock Options (as herein defined) Subsidiary means any other entity, a majority of whose equity interests is owned directly or indirectly by the Company. In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Committee, also be applicable to any Company that is a "parent corporation" with respect to the Company under Section 424(e) of the Code.

  "Successor of the Optionee" means the legal representative of the estate of a deceased Optionee or the person or persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Optionee.

  2.Effective Date and Termination of Plan.

  The effective date of the Plan is that date on which the Plan is approved by the Board of the Company. The Plan shall not become effective unless and until it is so approved. The Plan shall terminate on, and no Option or Restricted Stock shall be granted hereunder on or after, the 10-year anniversary of the earlier of the approval of the Plan by (i) the Board or (ii) the shareholders of the Company; provided, however, that the Board may at any time prior to that date terminate the Plan.

  3.Administration of Plan.

  The Plan shall be administered by the Committee. The Committee shall consist of at least two individuals each of whom shall be a "nonemployee director" as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission ("Rule 16b- 3") under the Exchange Act and shall, at such times as the Company is subject to Section 162(m) of the Code, qualify as "outside directors" for purposes of Section 162(m) of the Code. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan; provided that the otherwise applicable procedures of the Committee, to the extent inconsistent with the provisions of this sentence, shall control. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member.

  4.Eligibility for and Grant of Options and Restricted Stock; Committee Authority.

  Subject to the provisions of the Plan, the Committee shall, in its discretion as reflected by the terms of the Award Agreements: (i) authorize the granting of Options or Restricted Stock (or both) to key employees, directors and key consultants of the Company and its Subsidiaries; (ii) determine and designate from time to time those key employees, directors and key consultants of the Company and its Subsidiaries to whom Options and Restricted Stock are to be granted and the number of Shares to be optioned or granted (as applicable) to each employee, director and key consultant; (iii) with respect to Options, determine whether to grant incentive stock options ("Incentive Stock Options") within the meaning of Section 422(b) of the Code, or non-qualified stock options ("Non-Qualified Stock Options"), or both (to the extent that any Option does not qualify as an

Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option); (iv) determine the number of Shares subject to each Option or Grant, as applicable; (v) determine the time or times when and the manner and condition in which each Option shall be exercisable and the duration of the exercise period, and the restrictions applicable to Restricted Stock; and (vi) determine or impose other conditions to the grant or exercise of Options and grant of Restricted Stock under the Plan as it may deem appropriate. In determining the eligibility of an employee, director and key consultant to receive an Option or Grant, as well as in determining the number of Shares to be optioned or granted thereto, the Committee may consider his or her position and responsibilities, the nature and value to the Company of his or her services and accomplishments whether directly or through its Subsidiaries, his or her present and potential contribution to the success of the Company whether directly or through its Subsidiaries and such other factors as the Committee may deem relevant. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee. The Participant shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan and the Award Agreement. The Committee shall cause each Option to be designated as an Incentive Stock Option or a Non-Qualified Stock Option.

  5.Number of Shares Subject to the Plan.

  Subject to adjustments pursuant to Section 11, (i) no more than an aggregate of 900,000 Shares may be the subject of Options or Grants. Notwithstanding the foregoing provisions of this Section 5, Shares as to which an Option is granted under the Plan that remain unexercised at the expiration, forfeiture or other termination of such Option and Shares of Restricted Stock that are forfeited may be the subject of the grant of further Options or Grants of a type for which the Shares were initially available. Shares of Common Stock issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. The certificates for Shares issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate.

  The aggregate Fair Market Value, determined as of the date an Option is granted, of the Common Stock for which any optionee may be awarded Incentive Stock Options which are first exercisable by the optionee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000.

  6.Options.

  A.Option Price.

  The Option Price shall be determined by the Committee on the date the Option is granted and reflected in the Award Agreement. Any particular Award Agreement may provide for different exercise prices for specified amounts of Shares subject to the Option. The Option Price with respect to each Incentive Stock Option shall not be less than 100% (or 110%, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners)) of the Fair Market Value of a Share on the day the Option is granted.

  B.Period of Option and Vesting.

  (a) Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the tenth anniversary of the date of grant or shall have such other term as is set forth in the applicable Award Agreement (except that, in the case of an individual described in Section 422(b) (6) of the Code (relating to certain 10% owners) who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

  (b) Each Option, to the extent that there has been no termination of the Optionee's employment (or other service, if applicable) and the Option has not otherwise lapsed, expired, terminated or been forfeited, shall first become exercisable according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant. Unless otherwise provided in the Award Agreement or herein, no Option (or portion thereof) shall ever be exercisable if the Optionee's employment or other service with the Company and its Subsidiaries has terminated before the time at which such Option would otherwise have become exercisable, and any Option that would otherwise become exercisable after such termination shall not become exercisable and shall be forfeited upon such termination. Notwithstanding the foregoing provisions of this Section 6B(b), Options exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or otherwise vested at any time in the discretion of the Committee. Upon and after the death of an Optionee, such Optionee's Options, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee's death, may be exercised by the Successors of the Optionee.

  C.Exercisability Upon and After Termination of Optionee.

  (a) The Committee shall provide in the Award Agreement the extent (if any) to which any Option may be exercised upon the Optionee's termination of employment (or other service).

  (b) Except as may otherwise be expressly set forth in this Section 6C, and except as may otherwise be expressly provided under the Award Agreement, no provision of this Section 6C is intended to or shall permit the exercise of the Option to the extent the Option was not exercisable upon cessation of employment or other service.

  D.Exercise of Options.

  (a) Subject to vesting and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, and payment in full of the aggregate Option Price made, by an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

  (b) Without limiting the scope of the Committee's discretion hereunder, the Committee may impose such other restrictions on the exercise of Incentive Stock Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.

  E.Payment.

  (a) The aggregate Option Price shall be paid in full upon the exercise of the Option. Payment must be made by one of the following methods:

    (i)a certified or bank cashier's check;

    (ii)the proceeds of a Company loan program or third-party sale program or a notice acceptable to the Committee given as consideration under such a program, in each case if permitted by the Committee in its discretion, if such a program has been established and the Optionee is eligible to participate therein;

    (iii)if approved by the Committee in its discretion, Shares of previously owned Common Stock (not subject to restrictions hereunder) having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price;

    (iv)if approved by the Committee in its discretion, through the written election of the Optionee to have Shares withheld by the Company from the Shares otherwise to be received, with such withheld Shares having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price; or

    (v)by any combination of such methods of payment or any other method acceptable to the Committee in its discretion.

  (b) The Committee, in its discretion, may also permit the Optionee to elect to exercise an Option by receiving a combination of Shares and cash, or, in the discretion of the Committee, either Shares or solely in cash, with an aggregate Fair Market Value (or, to the extent of payment in cash, in an amount) equal to the excess of the Fair Market Value of the Shares with respect to which the Option is being exercised over the aggregate Option Price, as determined as of the day the Option is exercised.

  (c) Except in the case of Options exercised by certified or bank cashier's check, the Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option. Any fractional Shares resulting from an Optionee's election that are accepted by the Company shall in the discretion of the Committee be paid in cash.

  F.Tax Withholding -- Options.

  The Committee may, in its discretion, require the Optionee to pay to the Company at the time of exercise of any Option the amount that the Committee deems necessary to satisfy the Company's obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise. Upon exercise of the Option, the Optionee may, if approved by the Committee in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for such withholding taxes. In the event that the Optionee makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate. Notwithstanding anything contained in the Plan to the contrary, the Optionee's satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company's obligation as may otherwise be provided hereunder to provide Shares to the Optionee, and the failure of the Optionee to satisfy such requirements with respect to the exercise of an Option shall cause such option to be forfeited.

  G.Exercise by Successors and Payment in Full.

  An Option may be exercised, and payment in full of the aggregate Option Price made, by the Successors of the Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased. Such notice shall state that the aggregate Option Price will be paid in full, or that the Option will be exercised as otherwise provided hereunder, in the discretion of the Company or the Committee, if and as applicable.

  H.Nontransferability of Option.

  Each Option granted under the Plan shall by its terms be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of his death; provided, however, that the Committee may (but need not) permit other transfers, where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Section 422(b) of the Code and (iii) is otherwise appropriate and desirable.

  7.Restricted Stock.

  A.Certificates for Restricted Stock.

  (a) Each Grantee shall be issued a stock certificate in respect of Shares of Restricted Stock awarded under the Plan. Such certificate shall be registered in the name of the Grantee, and (without limiting the provisions relating to the legending of Share certificates contained in Section 5) shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

  The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Corporation's Equity Participation Plan and an Agreement entered into between the registered owner and the Corporation. Copies of such Plan and Agreement are on file in the offices of the Corporation.

  (b) The Committee shall require that the stock certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the Grantee shall have delivered a stock power, endorsed in blank, relating to the stock covered by such award. If and when such restrictions so lapse, the stock certificates shall be delivered by the Company to the recipient or his or her designee.

  B.Restrictions and Conditions.

  The Shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

    (i) Subject to the provisions of the Plan and the Award Agreements, during a period set by the Committee commencing with the date of such award and ending on a date established by the Committee, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Shares of Restricted Stock awarded under the Plan (or have such shares attached or garnished). Unless otherwise determined by the Committee, the restriction period with respect to Shares issued to Grantees on account of their elections with the consent of the Committee to receive all or a portion of their annual bonuses under the Company's discretionary annual bonus program in Shares of Restricted Stock hereunder shall be for a period of three years from the date of grant.
    (ii) Except as provided in the foregoing clause (i), the Grantee shall have, in respect of the Shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares, and the right to receive any cash dividends. Certificates for shares of Stock (not subject to restrictions) shall be delivered to the Grantee promptly after, and only after, the period of forfeiture shall expire without forfeiture in respect of such Shares of Restricted Stock.
    (iii) Subject to the provisions of the Award Agreement and clause (iv) below, upon the termination of employment (or other service, if applicable) with the Company and its Subsidiaries for any reason or by the Grantee during the applicable restriction period, all Shares still subject to restriction shall be forfeited by the Grantee.
    (iv) In the event the Grantee's employment with the Company and its Subsidiaries terminates on account of death, Retirement or Disability of the Grantee during the applicable restriction period, if and to the extent provided in the Award Agreement restrictions will immediately lapse subject to Section 7C on all Restricted Stock granted pursuant to such Award Agreement.

  C.Tax Withholding -- Restricted Stock.

  The Committee may, in its discretion, require the Grantee to pay to the Company at the time of vesting of any Restricted Stock (or other income recognition event, such as election under Section 83(b) of the Code) the amount that the Committee deems necessary to satisfy the Company's obligation to withhold federal, state or local income or other taxes incurred by reason of the vesting (or other such event). Upon vesting (or such other event), the Grantee may, if approved by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for such withholding taxes. In the event that the Optionee makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Notwithstanding anything contained in the Plan to the contrary, the Grantee's satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the release of any restrictions as may otherwise be provided hereunder, and the failure of the Grantee to satisfy such requirements with respect to the vesting of Restricted Stock (or another income recognition event) shall cause the applicable Restricted Stock to be forfeited.

  8.Regulations and Approvals.

  (a) The obligation of the Company to sell Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

  (b) The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to stock options or restricted stock.

  (c) Each Option and grant of Restricted Stock is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares of Restricted Stock or other Shares, no Options shall be granted or payment made or Shares issued or grant of Restricted Stock made, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

  (d) In the event that the disposition of stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such individual are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

  9.Interpretation and Amendments; Other Rules.

  The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Committee may (i) determine (A) the conditions under which a Participant will be considered to have retired or become disabled and (B) whether any Participant has done so; (ii) establish or assist in the establishment of a program (which need not be administered in a nondiscriminatory or uniform manner) under which the Company or a third party may make bona-fide loans on arm's-length terms to any or all Optionees to assist such Optionees with the satisfaction of any or all of the obligations that such Optionees may have hereunder or under which third-party sales may be made for such purpose (including, without limitation, a loan program under which the Company or a third party would advance the aggregate Option Price to the Optionee and be repaid with Option stock or the proceeds thereof and a sale program under which funds to pay for Option stock are delivered by a third party upon the third party's receipt from the Company of stock certificates); (iii) determine the extent, if any, to which Options or Shares (whether or not Shares of Restricted Stock) shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (iv) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law; and (v) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. The Committee may, in its discretion, establish a program under which, in each case in which dividends (or, in the discretion of the Committee, certain dividends) are payable with respect to an outstanding Share, an equivalent amount with respect to each Share subject to an outstanding Option shall be (i) paid currently to the applicable Optionee,
(ii) deferred for eventual payment to the Optionee (with or without interest or other deemed earnings), (iii) credited as a reduction to the exercise price of the Option or (iv) any combination of the foregoing. Unless otherwise expressly provided hereunder, the Committee, with respect to any Option or Grant, may exercise its discretion hereunder at the time of the award or thereafter. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons. The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to Options or Restricted Stock previously granted unless such amendments are in connection with compliance with applicable laws; provided that the Board may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained. Without limiting the generality of the foregoing, the Committee may (subject to such considerations as may arise under Section 16 of the Exchange Act, or under other corporate, securities or tax laws) take any steps it deems appropriate, that are not inconsistent with the purposes and intent of the Plan, to take into account the provisions of
Section 162(m) of the Code.

  10. Changes in Capital Structure.

  If (i) the Company or its Subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or its Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its Subsidiaries, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Options and Restricted Stock, then the Committee may forthwith take any such action as in its judgment shall be necessary to preserve to the Participants rights substantially proportionate to the rights existing prior to such event, and to maintain the continuing availability of Shares under Section 4 (if Shares are otherwise then available) in a manner consistent with the intent hereof, including, without limitation, adjustments in (x) the number and kind of shares subject to Options and Grants, (y) the option Price, and (z) the number and kind of shares available under Section 4. To the extent that such action shall include an increase or decrease in the number of shares subject to outstanding Options and Grants, the number of shares available under Section 4 above shall be increased or decreased, as the case may be, proportionately.

  If a Change in Control shall occur, then the Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change in Control (including, without limitation, the substitution of stock other than stock of the Company as the stock optioned or granted (as applicable) hereunder, and the acceleration of the exercisability of the Option or vesting of the Restricted Stock), provided that the Committee determines that such adjustments do not have a substantial adverse economic impact on the Participant as determined at the time of the adjustments.

  The judgment of the Committee with respect to any matter referred to in this
Section 10 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

  11. Notices.

  All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Participant, shall be delivered personally or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 11.

  12. Rights as Stockholder.

  Neither the Optionee nor any person entitled to exercise the Optionee's rights in the event of death shall have any rights of a stockholder with respect to the Shares subject to an Option, except to the extent that a certificate for such Shares shall have been issued upon the exercise of the Option as provided for herein.

  13. Rights to Employment.

  Nothing in the Plan or in any Option or Restricted Stock granted pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its shareholders to terminate the individual's employment or other service at any time.

  14. Exculpation and Indemnification.

  To the maximum extent permitted by law, the Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person's duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

  15. Captions.

  The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

  16. Governing Law.

  THE PLAN SHALL BE GOVERNED BY THE LAWS OF MARYLAND, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

                           Chateau Communities, Inc.
                            6160 South Syracuse Way
                           Englewood, Colorado 80111

         This proxy is solicited on behalf of the Board of Directors For the Annual Meeting of Stockholders to be held May 20, 1999

     The undersigned hereby appoints each of John A. Boll, Gary P. McDaniel and C.G. ("Jeff") Kellogg, or any of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated below, all shares of common stock of Chateau Communities, Inc. ("Chateau") held of record by the undersigned on March 22, 1999 at the Annual Meeting of Stockholders of Chateau to be held on May 20, 1999, at 9:00 a.m. Mountain Daylight Time, or any adjournment or adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder with respect to all shares of Chateau held of record by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of the election of all listed nominees to the Board of Directors and in the best discretion of such proxies upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

1.  Election of Directors:

    [_]  FOR all nominees listed below

         (except as indicated to the contrary)

    [_]  WITHHOLD authority to vote for nominees

         listed below:

            Class III - John A. Boll, James L. Clayton and Steven G. Davis


    INSTRUCTION: To withhold authority to vote for any individual write that nominee's name in the space provided above
                                                        -----

2.  To approve Chateau's 1999 Equity Compensation Plan.

    [_]  FOR          [_]  AGAINST         [_]  ABSTAIN

3.  In their best discretion, the proxies are authorized to act and vote upon
             ----
    such other business as may properly come before the Annual Meeting or any adjournment thereof.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, dated April 8, 1999, and the Proxy Statement furnished therewith. Please sign this proxy in the space provided below. When shares are held by joint tenants, both should sign. Execution by stockholders who are not individuals must be made by an authorized signatory. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.

                                        Dated
                                             ----------------------------


                                             ----------------------------
                                             Name of Record Owner


                                             ----------------------------
                                             Signature


                                             ----------------------------
                                             Signature


Please sign, date and return this Proxy promptly using the enclosed.